Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-211884, No. 333-209972, and No. 333-255538 on Form S-8 of Welbilt, Inc, of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of Welbilt Retirement Savings Plan as of December 31, 2021, and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of Welbilt Retirement Savings Plan.

/s/Wipfli LLP
Wipfli LLP

June 28, 2022
Milwaukee, Wisconsin